Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm ” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Caleres, Inc. (formerly Brown Shoe Company, Inc.) for the registration of $200,000,000 of 6.250% Senior Notes due 2023, and to the inclusion therein of our report dated March 31, 2015, except for Note 18 as to which the date is October 9, 2015, with respect to the consolidated financial statements included in this Registration Statement.

/s/ Ernst & Young LLP
St. Louis, Missouri
October 9, 2015